June 26, 2015
Mr. Esa Ikäheimonen

Dear Mr. Ikäheimonen:
This letter agreement (the “Agreement”) states the terms and conditions applicable to the termination of your employment with Transocean Management Ltd. (“TML”) and your status as an officer of Transocean Ltd. and its affiliates and, except as specifically stated herein, supersedes any previous agreement between you and Transocean, including your Employment Agreement with TML dated December 13, 2013 (the “Employment Agreement”). All references in this Agreement to “Transocean” or “Company” shall mean Transocean Ltd. and its affiliates.

1.
Resignation. You hereby confirm your resignation as Executive Vice President and Chief Financial Officer, and from any and all other officer or director positions with Transocean, effective May 27, 2015 (the “Resignation Date”).

2.
Termination. Your employment with Transocean shall terminate effective August 31, 2015 (the “Termination Date”). Your base salary shall continue to be paid at an annual rate of CHF 704,520 through your Termination Date.

3.
Severance Pay. You shall receive a lump sum cash payment equal to CHF 704,520 gross (the “Compensation”), subject to and contingent upon your timely execution of the waiver and release attached hereto as Annex I (the “Waiver and Release”). In order to be considered timely, the Waiver and Release must be signed by you and delivered to Transocean no earlier than one month and one day from your Termination Date but no later than two months after your Termination Date. Payment of the Compensation shall be made within ten days after delivery by you to Transocean of your duly executed Waiver and Release. Except for those obligations created by, arising out of or referred to in the Agreement, the payment of the Compensation shall discharge any claims and rights you may have against Transocean, including any right you may have to payment arising in connection with earned but unused vacation time or with overtime work.

4.
Bonus. In lieu of payment of a 2015 bonus under the Performance Award and Cash Bonus Plan of Transocean Ltd., you shall receive a lump sum cash payment equal to CHF 401,224 gross (the “Cash Bonus”). Payment of the Cash Bonus is subject to and contingent upon your timely execution of the Waiver and Release as described above in Section 3 herein. Payment of the Cash Bonus shall be made within ten days after delivery by you to Transocean of your duly executed Waiver and Release.

5.
Long-Term Incentive Plan Awards. You will not receive any additional awards under the Long-Term Incentive Plan of Transocean Ltd. (the “LTIP”). You should refer to the applicable award letters as to the specific treatment of any awards previously granted to you under the LTIP. In addition, the following terms shall apply to any awards previously granted to you under the LTIP that remain outstanding as of the Termination Date.

Deferred Units. All Deferred Units (“DUs”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable terms and conditions) on the Termination Date. For the avoidance of doubt, the following provides details regarding the status of your outstanding DU awards if you continue to be employed by Transocean through the Termination Date:

Grant Date	DUs Granted	Number of DUs that were Vested Prior to Termination Date	Number of DUs that will Vest on the Termination Date
11/15/2012	16,167	10,778	5,389
2/14/2013	15,979	10,652	5,327
2/13/2014	31,164	10,387	20,777
2/13/2015	60,264	0	60,264
*In accordance with the LTIP and the applicable terms and conditions, the portion of your DU awards that vest on the Termination Date shall be distributed to you within sixty days after the Termination Date.

Non-qualified Stock Options. All non-qualified stock options (“NQ Options”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable terms and conditions) on the Termination Date. In accordance with the LTIP and the applicable terms and conditions, your NQ Options will remain exercisable until the first anniversary of the Termination Date. For the avoidance of doubt, the following provides details regarding the status of your NQ Options if you continue to be employed by Transocean until the Termination Date:

Grant Date	Exercise Price (in USD)	Number Awarded	Vested as of Termination Date	Forfeited on Termination Date	Exercise Period Ends
2/14/2013	$59.30	42,886	28,590	14,296	August 31, 2016

Contingent Deferred Units. All contingent deferred units (“CDUs”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable terms and conditions) on the Termination Date. In accordance with the LTIP and the applicable terms and conditions, you will receive a pro-rata portion of the CDUs that are outstanding as of your Termination Date. For the avoidance of doubt, the following provides details regarding the status of your outstanding CDUs if you continue to be employed by Transocean until the Termination Date:

Grant Date	CDUs Held	Forfeited as of Termination Date	Outstanding as of Termination Date	Earned
2/14/2013	15,979	1,857	14,122	TBD*
2/13/2014	31,164	14,456	16,708	TBD*
2/13/2015	60,264	48,864	11,400	TBD*

*In the event of a termination of employment for the Convenience of the Company, you receive a pro-rata portion of outstanding CDUs. The pro-rata portion of the CDUs determined above is calculated by multiplying the number of CDUs held by a fraction, the numerator of which is the number of calendar days of employment during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant. The determination of the earned and vested awards will be made within the first 60 days of 2016, 2017 and 2018 for the 2013, 2014 and 2015 CDU award, respectively, and the distribution of the earned and vested portion of such CDU awards will be made on March 15, 2016, 2017 and 2018, respectively.

6.	Benefits.

Expatriate Allowances. You will continue to be entitled to all Expatriate Allowances outlined in Section 6 of your Employment Agreement through your Termination Date.

Repatriation. Transocean will provide repatriation benefits incurred on or before October 1, 2016, in accordance with Transocean policy.

Severance. You will not be eligible to participate in any severance plan or arrangement established by Transocean, including but not limited to the Transocean Executive Severance Policy, and you agree that you will have no right to claim a benefit under any severance plan or arrangement.

Vacation. Any entitlement for vacation and overtime work shall be fully discharged by the Compensation payment and the other benefits outlined in this Agreement.

Outplacement Services. You will be eligible to receive outplacement services in accordance with the current Human Resources’ practice at a cost to Transocean not to exceed CHF35,226.

Health & Welfare Benefits. On your Termination Date your coverage under the Transocean International Medical Plan and Transocean International Dental Plan shall cease.
You are hereby informed that the mandatory accident insurance coverage provided by Transocean will cease thirty (30) days after the Termination Date and that after this period, if you remain in Switzerland; you are to provide your own accident insurance. Within thirty (30) days of the Termination Date, you may, at your own expense, request an extension of such coverage for a maximum of one hundred eighty (180) days after the Termination Date. In any event, you must inform your health insurance company about the termination of your employment with Transocean.
Other Benefits and Perquisites. Except as otherwise provided in this Agreement, the terms and conditions of each Transocean benefit plan or program in which you participate as of the Termination Date shall continue to apply to any payments due and owing to you under the terms of such plan or program. Nothing in this Agreement shall limit or constrain in any way Transocean’s ability to amend the terms and/or conditions of any such plan or program.

7.
Tax Treatment. Tax withholding and reporting shall be handled in a manner consistent with applicable law. The parties agree that Section 8 of the Employment Agreement is hereby incorporated by reference.

8.
General Release. In exchange for this Agreement you agree, on behalf of yourself, your heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on your behalf as follows:

You irrevocably and unconditionally release, acquit, and forever discharge Transocean, and any predecessors or successors (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom the Transocean Group could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to you, arising from or related in any way to your employment or termination of your employment with Transocean and/or any of the Released Parties and occurring through the date you sign and return this Agreement.
You acknowledge that this Agreement is your knowing and voluntary waiver of all rights or claims you may have against the Transocean Group. In particular, you understand and agree that your waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature. You further acknowledge and agree that your waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which you may already be entitled.
You further acknowledge and agree that the Transocean Group has no obligation to reemploy, rehire or recall you, and promise that you shall not apply for re-employment with the Transocean Group.

9.	Miscellaneous.

You warrant, acknowledge and agree that:

Your acceptance of this Agreement is completely voluntary;

You are hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

You are receiving under this Agreement consideration of value in addition to anything to which you are already entitled;

You understand that this Agreement includes a release and waiver of all claims, known and unknown, past or present, other than claims with respect to the rights arising under this Agreement;

You are fully competent to execute this Agreement, which you understand to be a binding contract;

You accept this Agreement including the waiver and release of your own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in the Agreement;

You understand that Transocean is relying upon the truthfulness of the statements you make in the Agreement and you understand that Transocean would not enter into this Agreement if you did not make each of the representations and promises contained in the Agreement.

10.
Cooperation. Following the termination of your employment with Transocean, you agree to reasonably cooperate with and make yourself available on a continuing basis to Transocean and its representatives and legal advisors in connection with any matters in which you are or were involved during your employment with Transocean or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by Transocean. You also agree to promptly send the General Counsel of Transocean Ltd. copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such matters involving or relating to Transocean, unless you are expressly prohibited by law from so doing. You agree not to cooperate voluntarily in any third party claims against Transocean. You agree that nothing in this Agreement restricts your ability to appropriately respond to a subpoena or other request from the government or regulators. Transocean agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this section.

11.
Confidentiality. You acknowledge that, in the course of your employment with Transocean, you have acquired Confidential Information which is and remains the exclusive property of Transocean. You agree not to divulge to any other person, firm, corporation or legal entity, any Confidential Information or trade secret of Transocean, except as required by law. “Confidential Information” shall mean information: (A) disclosed to or known by you as a consequence of or through your employment with Transocean; (B) not generally known outside of Transocean; and (C) which relates to any aspect of Transocean or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, Transocean’s trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by Transocean, investments made by Transocean, and any information provided to Transocean by a third party under restrictions against disclosure or use by Transocean or others.

12.
Return of Transocean’s Property. You acknowledge and agree that you will promptly return to Transocean no later than on the Termination Date all property pertaining to its business activities that is in your possession, as well as any other property of Transocean that you are expressly requested to return, including computers, files, documents, and other materials which were given to you by Transocean for your use during your employment or which are otherwise in your possession, custody or control.

13.
Non-Disparagement. You agree that, in acting alone or in concert with others, you will not (A) publicly criticize or disparage the Released Parties or privately criticize or disparage the Released Parties in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of the Released Parties; (B) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Released Parties; (C) commit damage to the property of Transocean or otherwise engage in any misconduct which is injurious to the business or reputation of Transocean; or (D) take any other action, or assist any person in taking any other action, that is adverse to the interests of Transocean or inconsistent with fostering the goodwill of Transocean. Likewise, Transocean shall refrain, and shall use reasonable efforts to cause other Released Parties to refrain, from publishing any oral or written statements about you that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about your business affairs. Nothing in this Section 13 shall apply to or restrict in any way the communication of information by either party to any state or federal law enforcement agency, so long as you use your reasonable efforts to the extent reasonably practicable to provide prior notice to Transocean thereof, and you will not be in breach of the covenants contained in this Section 13 solely by reason of testimony which is compelled by process of law.

14.
Non-Solicitation of Customers. You agree that, during the one year period beginning on the Termination Date, you will not directly or indirectly, on your own behalf or on behalf of others, solicit or accept any business involving the provision of mobile offshore drilling units provided or produced by Transocean for the purpose of drilling offshore oil and gas wells from any person that was a customer or client or prospective customer or client of Transocean in any country during the period during which you were employed by Transocean.

15.
Non-Solicitation of Employees. You agree that during the term of your employment under this Agreement and for a period of one year following the Termination Date, you will not either directly or indirectly solicit, induce, recruit or encourage any of Transocean’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire Transocean’s employees, either for yourself or any other person or entity.

16.
Indemnification Agreement. Nothing in this Agreement shall act as a release or waiver by you of any rights of defense or indemnification which would otherwise be afforded to you under the Articles of Association of Transocean Ltd. or the similar governing documents of any affiliate of Transocean Ltd., or any rights of defense or indemnification afforded to you under the indemnification agreement previously entered into between you and Transocean, or any rights of defense or indemnification which would be afforded to you under any officer liability or other insurance policy maintained by Transocean.

17.
Enforcement of Agreement. No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees or consultants shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement. Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

18.
Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of Switzerland, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction. The place of jurisdiction for any and all disputes arising out of or in connection with this Agreement shall be the courts of Geneva.

19.
Notices. Notices provided for in this Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) mail service, postage prepaid, properly packaged, addressed and deposited with the mail service system; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender.

Notices to you by Transocean shall be delivered to the last address you have filed, in writing, with Transocean, and notices by you to Transocean shall be delivered to Transocean, c/o General Counsel, Chemin de Blandonnet 10, CH-1214 Vernier, Switzerland.

20.	Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successors or assigns of Transocean.

Please confirm your understanding and acceptance of the above terms and conditions by signing and returning to us a copy of this Agreement.

TRANSOCEAN LTD.

/s/ Lars Sjobring                        Date: July 20, 2015
Lars Sjobring
Senior Vice President and General Counsel

/s/ Philippe Huber                         Date: July 21, 2015
Philippe Huber
Senior Associate General Counsel and Corporate Secretary

TRANSOCEAN MANAGEMENT LTD.

/s/ Lars Sjobring                        Date: July 20, 2015
Lars Sjobring
Chairman and Chief Executive Officer

ACCEPTANCE OF AGREEMENT BY EMPLOYEE
I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.
Accepted this _____ day of ___________________________.

_____________________________________
Esa Ikäheimonen

[Executed in Counterparts]

TRANSOCEAN LTD.

_____________________________________        Date: _________, 2015
Jeremy D. Thigpen
President and Chief Executive Officer

_____________________________________        Date: ________, 2015
Lars Sjobring
Senior Vice President and General Counsel

TRANSOCEAN MANAGEMENT LTD.

_____________________________________        Date: ___________, 2015
Lars Sjobring
Senior Vice President and General Counsel

_____________________________________        Date: ___________, 2015
Stephen L. Hayes
Senior Vice President, Tax

ACCEPTANCE OF AGREEMENT BY EMPLOYEE
I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.
Accepted this 13th day of July, 2015.

/s/ Esa Ikäheimonen
Esa Ikäheimonen

ANNEX 1
WAIVER AND RELEASE FROM LIABILITY

WHEREAS, I have been employed by Transocean Management Ltd.; and
WHEREAS, after due and considerate negotiations Transocean Management Ltd. and I have entered into a termination agreement on (the “Agreement”)
NOW, THEREFORE, in consideration of the covenants undertaken by Transocean Management Ltd. in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I knowingly and voluntarily release and forever discharge Transocean Management Ltd. and Transocean Ltd. and any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, benefit plans, plan administrators, successors and assigns and the current and former employees, officers, directors, representatives and agents of Transocean Ltd. (the “Transocean Group”), as well as all otherwise affiliated or related entities or persons of and from any and all claims, known and unknown I have or may have against the Transocean Group arising out of or in connection with my employment relationship with the Transocean Group.

AGREED AND ACCEPTED this ____ day of ___________________________.

____________________________________
Esa Ikäheimonen